DIP POSTPETITION FINANCING ADDENDUM

This DIP Postpetition Financing Addendum (this "Addendum") to the Amended and Restated Loan and Security Agreement, dated as of July 13, 2016, and Assignment and Assumption of Financing and Financing Documents, dated as of July 13, 2016 (collectively, as amended, modified, restated, and supplemented, the "Loan Agreement"), is entered into as of December 14, 2017, by and among Austin Financial Services, Inc., as successor in interest to Summit Financial Resources, L.P. ("Lender"), and Point.360 ("Borrower"), the debtor and debtor in possession on behalf of the Estate (defined below) in the Bankruptcy Case (defined below), with reference to the following:

A. Lender and Borrower are parties to the Loan Agreement.

B. This Addendum is an addendum to and constitutes part of the Loan Agreement.

In consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **DEFINITIONS.**

(a) All initially capitalized terms used in this Addendum have the meanings given to them in the Loan Agreement unless specifically defined herein.

(b) In addition to the defined terms set forth in the Loan Agreement, the following terms have the respective meanings set forth below:

"**Adverse Lender Challenge**" means (a) an assertion or act in furtherance of any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter, the purpose of which is to seek an order, judgment, determination, or similar relief: (i) challenging or contesting the legality, validity, priority, amount, or enforceability of the Obligations, (ii) challenging or contesting the legality, validity, priority, or enforceability, or seeking to invalidate, set aside, avoid, or subordinate, in whole or in part, any Lien or interest in favor of Lender in the Collateral, or (iii) seeking to prevent, hinder, or delay the assertion or enforcement by Lender of any right, remedy, claim, benefit, or privilege of, or lien or interest in favor of Lender in the Collateral or realization upon any Collateral, (b) a request to use cash collateral without Lender's consent, except as provided in the Loan Agreement, (c) any negotiation, solicitation, or attempt to obtain loans or other financial accommodations on or after the Petition Date (other than indebtedness that would be used to pay all Obligations in full or otherwise permitted hereunder) pursuant to section 364(c) or (d) of the Bankruptcy Code other than from Lender or such other party without Lender's consent, (d) the commencement, prosecution, participation, or support of any action or proceeding with respect to any claim, cause of action, or defense against Lender, or any of its officers, directors, employees, agents, attorneys, affiliates, assigns, successors and representatives, including without limitation any attempt to recover on an Avoidance Action from any such party, or (e) any act which has or could have the effect of materially modifying or compromising any right, remedy, claim, benefit, or privilege of Lender, or which is contrary to any term or condition set forth in or acknowledged by the Loan Documents.

"**Avoidance Actions**" mean claims, actions, causes of action, and proceeds thereof arising pursuant to sections 544, 545, 547, 548, 549, 550, or 551 of the Bankruptcy Code and, to the extent applicable under the foregoing, section 550 of the Bankruptcy Code, but specifically excluding claims, actions, or causes of action under section 549 of the Bankruptcy Code and any proceeds relating thereto or arising therefrom.

"**Bankruptcy Case**" means the case commenced by Borrower under chapter 11 of the Bankruptcy Code before the Bankruptcy Court, bearing case no. 2:17-bk-22432-WB.

"**Bankruptcy Code**" means title 11 of the United States Code.

"**Bankruptcy Court**" means the United States Bankruptcy Court for the Central District of California, Central Division.

"**Budget**" means the budget attached to this Addendum as Schedule A and such future and modified budgets acceptable in form and substance to Lender in its sole discretion.

"**Cash Collateral**" means the cash rents, issues, profits, products, and proceeds of the Collateral, of any kind and nature, within the meaning of section 363(a) of the Bankruptcy Code.

"**Committee**" means any official committee appointed in the Bankruptcy Case under section 1102 of the Bankruptcy Code.

"**Estate**" means the estate created pursuant to section 541 of the Bankruptcy Code with respect to the Bankruptcy Case, which includes all assets and interests in assets contained therein.

"**Final Financing Order**" means a Financing Order after a final hearing pursuant to Bankruptcy Rule 4001(c)(2).

"**Financing Order(s)**" means, individually and collectively, orders of the Bankruptcy Court entered in the Bankruptcy Case, and related findings of fact and conclusions of law in support thereof, authorizing the incurrence of indebtedness by Borrower and its Estate to Lender, the provision of Advances, Loans, and other financial accommodations from Lender to or for the benefit of Borrower and its Estate, the granting and approving of liens, interests, priority claims, and other rights in favor of Lender pursuant to the Loan Documents, on an emergency, interim, final, or other basis pursuant to section 364 of the Bankruptcy Code and other applicable sections of the Bankruptcy Code as may be issued or entered in the Bankruptcy Case, each and all in form and substance acceptable to Lender in its sole and absolute discretion, as the same may be amended, supplemented, or otherwise modified from time to time with the express written consent of Borrower and Lender as may be required to approve such modifications, and that is not subject to any stay or injunction pending any appeal or petition for certiorari, review, rehearing, or reconsideration, or otherwise.

"**Loan Agreement**" has the meaning as set forth in the preamble of this Addendum.

"**Obligations**" means all "Obligations" as defined in the Loan Agreement and all other obligations, indebtedness, and liabilities owed by Borrower or the Estate to Lender.

"**Petition Date**" means October 10, 2017, the date Borrower filed its voluntary petition commencing the Bankruptcy Case.

"**Professionals**" means any and all attorneys, accountants, advisors, consultants, appraisers, brokers, investment bankers, and other professionals retained or employed under section 327 or 1103(a) by Borrower or any Committee.

2. **AMENDMENTS**. The Loan Agreement is hereby amended as follows:

(a) The following definitions set forth in the Loan Agreement are deleted and amended as follows:

"**Borrower**" has the definition as defined in the Loan Agreement and includes Borrower as the debtor and debtor in possession on behalf of the Estate in the Bankruptcy Case.

"**Final Maturity Date**" means the Initial Maturity Date or any date this Agreement is terminated pursuant to Section 9.2 of the Loan Agreement.

"**Initial Maturity Date**" means October 31, 2018.

"**Loan Documents**" has the definition as defined in the Loan Agreement and includes this Addendum and the Financing Orders.

(b) Schedule B to the Loan Agreement is hereby amended by deleting that schedule and replacing it with "Schedule B to Amended and Restated Loan and Security Agreement – Certain Credit Terms" attached hereto.

3. **CONDITIONS PRECEDENT**. Lender's obligation or commitment to make or extend Advances, Loans, and other financial accommodations to or for the benefit of Borrower and its Estate, pursuant to the Loan Agreement or otherwise is subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Lender:

(a) No Default. The fact that, both immediately before and immediately after the making of any Advance or Loan after the Petition Date, no Default or Event of Default (other than and excluding any Default or Event of Default resulting from or as consequence of the filing of the Bankruptcy Case);

(b) Representations. Other than representations and warranties relating to insolvency or bankruptcy, all representations and warranties of Borrower in the Loan Agreement and other Loan Documents are true and correct on and as of the date of making of an Advance or

Loan, except to the extent that any such representation or warranty expressly and specifically relates to an earlier date.

(c) Final Financing Order. The Final Financing Order has been entered by the Bankruptcy Court in the Bankruptcy Case and is in full force and effect, and not subject to any stay, reconsideration, or appeal.

(d) Loan Documents. Lender has received all Loan Documents, including this Addendum and the Financing Orders, each and all in form and substance satisfactory to Lender, duly executed by all parties thereto, and each such document is in full force and effect, provided that the Lender may make or extend Advances, Loans, and other financial accommodations to or for the benefit of Borrower upon entry of the Final Financing Order.

(e) Guaranty. Lender has received a duly executed guaranty by Haig Bagerdijian of the obligations of Borrower owed to Lender, all such documents in form and substance acceptable to Lender, which guaranty shall include a right of first refusal that affords guarantor to satisfy all obligations by payment or assignment of the Loan Documents to guarantor prior to Lender's assignment of the Loans and Loan Obligations to another party.

(f) Fees. Lender has received payment of all fees and expenses (including, without limitation, fees and expenses of counsel) required to be paid to Lender as of the date of such Advance or Loan.

4. **ASSUMPTION**. Lender, on behalf of itself and its Estate, hereby assumes and accepts all of Lender's rights, titles, claims, interests, and obligations in and to the Loan Agreement as amended hereby.

5. **AFFIRMATIVE COVENANTS.** In addition to the affirmative covenants set forth in the Loan Agreement, so long as Lender shall have any commitment or obligation, if any, to make or extend Advances, Loans, and other financial accommodations from Lender to or for the benefit of Borrower and its Estate, and/or so long as any Obligations remains unpaid and outstanding, Borrower covenants and agrees that it shall:

(a) Financing Orders. Take all reasonable acts and make reasonable effort to request and obtain approval by the Bankruptcy Court in the Bankruptcy Case of the Loan Documents, and the transactions, rights, interests, claims, remedies, privileges, waivers, and protections contemplated or provided thereunder, and entry of the Financing Orders.

(b) Bankruptcy Documents. Promptly furnish to counsel for Lender all documents filed in the Bankruptcy Case.

(c) Budget Compliance. (i) Take all reasonable acts and make reasonable effort to realize revenue in accordance with the Budget and (ii) pay expenses incurred by Borrower in accordance with the Budget, with authority for Borrower to (y) exceed any line item on the Budget by an amount not to exceed five percent (5%) of any such line item, provided that in all events and circumstances the total of all amounts in excess of all line items in the Budget does not exceed ten percent (10%) in the aggregate of the total Budget, and (z) carry over unused line item allowances from one month to following months.

(d) Additional Reporting. In addition to all covenants providing for reporting in the Loan Agreement, timely provide Lender with (a)(i) a current accounts receivable ledger, (ii) a current accounts payable ledger and (iii) a monthly report comparing actual collections and expenditures (by expense category) on a cash basis to those set forth in the Budget (a "Reconciliation Report") to be delivered to Lender not later than 15 days after the last day of each month, (b) an accrual-based profit and loss statement and balance sheet for Borrower measured as of the last day of each month to be delivered to Lender within 5 days after the last day of each month, (c) all documents and information submitted by Borrower to the United States Trustee, and (e) upon the reasonable request of Lender, such other information pertaining to Borrower's operations, financial affairs, the Collateral, and the Bankruptcy Case, including but not limited to bills, invoices, bank statements, cancelled checks, and receipts.

(e) Postpetition Financing Fee. Pay to Lender a postpetition financing fee equal to 3% of the Total Commitment, which fee is due as of the date of this Addendum, but which fee is only payable upon either the Final Maturity Date or full payment of the obligations owed to Lender.

6. **NEGATIVE COVENANTS.** In addition to the negative covenants set forth in the Loan Agreement, so long as Lender shall have any commitment or obligation, if any, to make or extend Advances, Loans, and other financial accommodations from Lender to or for the benefit of Borrower and its Estate, and/or so long as any Obligations remains unpaid and outstanding, Borrower covenants and agrees that it shall not, without the prior written consent of Lender:

(a) Financing Orders. Request, seek, support, or consent to, and not oppose and contest (unless otherwise consented to by Lender), any amendment, modification, stay, or vacating of any Financing Order or Loan Document.

(b) Other Postpetition Debt. Request, seek, support, or consent to, and not oppose and contest (unless otherwise consented to by Lender), the incurrence or approval of any postpetition loan or other financial accommodation or indebtedness from any other Person other than Lender pursuant to section 364(c) or (d) of the Bankruptcy Code unless such loan or financing results in the simultaneous indefeasible payment and satisfaction of all Obligations owed to Lender, in full, in cash.

(c) Other Administrative Priority Expenses. Request, seek, support, or consent to, and not oppose and contest (unless otherwise consented to by Lender), the incurrence, approval, or granting of any administrative expense priority claim or any other claim (now existing or hereafter arising of any kind or nature whatsoever) that is equal or superior in priority to the liens and superpriority administrative claims of Lender in respect of the Obligations owed to Lender.

(d) Use of Proceeds and Cash Collateral. Use the Advances, Loans, or the proceeds of Collateral, including Cash Collateral, for any purpose relating to or in furtherance of an Adverse Lender Challenge, including without limitation the payment of fees and costs incurred by Professionals.

(e) Plan. File, support, or consent to, and not oppose and contest (unless otherwise consented to by Lender), a chapter 11 plan of reorganization in the Bankruptcy Case that does not provide for the simultaneous indefeasible payment and satisfaction of all Obligations owed to Lender, in full, in cash, unless otherwise expressly agreed to by Lender or otherwise treats Lender as unimpaired under any such plan.

(f) Cash Collateral. In the event of the termination of Lender's commitment to make or extend Advances, Loans, or other financial accommodations to or for the benefit of Borrower and its Estate, under the Loan Agreement, request or support any request for the use of Cash Collateral pursuant to section 363 of the Bankruptcy Code or other applicable law without Lender's express written consent, except for the limited purposes of proceeding with a wind down and liquidation of Borrower's assets pursuant to a budget acceptable to Lender.

(g) Surcharge Waiver. After entry of the Final Financing Order, seek or support any request to surcharge the Collateral under section 506(c) of the Bankruptcy Code.

7. **EVENTS OF DEFAULT**. In addition to the Events of Default set forth in the Loan Agreement, an "Event of Default" is deemed to have occurred or exist under the Loan Agreement and all other Loan Documents upon the occurrence and/or existence of any of the following additional conditions or events:

(a) Financing Orders. The entry of an order in the Bankruptcy Case amending, supplementing, staying, reversing, vacating, or otherwise modifying any Financing Order, any Agreement, any Loan Document, or any right, interest, lien, security interest, claim, benefit, privilege, or remedy in favor of Lender;

(b) Other Postpetition Debt. The entry of an order in the Bankruptcy Case authorizing Borrower in the Bankruptcy Case to incur indebtedness or additional financing under section 364(c) or (d) of the Bankruptcy Code other than from Lender, or without the express prior written consent of Lender, unless such loan or financing results in the simultaneous indefeasible payment and satisfaction of all Obligations owed to Lender, in full, in cash;

(c) Surcharge of Collateral. The entry of an order in the Bankruptcy Case authorizing any costs or expenses under section 506(c) of the Bankruptcy Code as a surcharge against the Collateral;

(d) Unauthorized Use of Cash Collateral. The entry of an order in the Bankruptcy Case authorizing the use of Cash Collateral under section 363(c) of the Bankruptcy Code without Lender's prior written consent or except as otherwise permitted in the Loan Agreement or the Financing Orders;

(e) Appointment of Trustee or Examiner. The entry of an order in the Bankruptcy Case appointing an interim or permanent trustee, or an examiner having enlarged powers relating to the operation of the business or assets of Borrower under section 1106(b) of the Bankruptcy Code;

(f) Dismissal or Conversion. The entry of an order dismissing the Bankruptcy Case or converting the Bankruptcy Case to a proceeding under chapter 7 of the Bankruptcy Code;

(g) Third Party Relief. The entry of an order in the Bankruptcy Case authorizing or granting relief from, terminating, annulling, or modifying the automatic stay of section 362 of the Bankruptcy Code to permit a party to execute upon or enforce a lien on or exercise any right with respect to any material portion of the Collateral or to the extent it would result in a material adverse effect on Borrower, assets of Borrower and its Estate, or Borrower's financial condition or business operations;

(h) Other Administrative Priority Expenses. The entry of an order in the Bankruptcy Case approving or granting priority for any administrative expense priority claim or any other claim (now existing or hereafter arising of any kind or nature whatsoever) that is equal or superior in priority to the liens and superpriority administrative claims of Lender in respect of the Obligations owed to Lender;

(i) Chapter 11 Plan. The filing (whether by Borrower or any other party) of a chapter 11 plan of reorganization or entry of an order confirming a chapter 11 plan of reorganization in the Bankruptcy Case that does not provide for the simultaneous indefeasible payment and satisfaction of all Obligations owed to Lender, in full, in cash, unless otherwise expressly agreed to by Lender;

(j) Financing Order Default. The occurrence of any condition or event that would be a breach of or a default under any Financing Order, or that would entitle Lender to exercise or pursue enforcement of any right or remedy granted, authorized, acknowledged, or recognized in a Financing Order, including, without limitation, any "Default" or "Event of Default" as provided in the Financing Orders;

(k) Termination. The demand, termination, or expiration, or an event that would permit or result in the occurrence of the demand, termination, or expiration of any commitment, obligation, or liability of Lender to make or extend Advances, Loans, and other financial accommodations from Lender to or for the benefit of Borrower and its Estate, any Agreement, or any Financing Order;

(l) Business or Asset Interruption. Borrower suspends, discontinues, or is enjoined by any court or governmental agency from continuing to conduct all or any material part of its business or if a trustee, receiver, or custodian is appointed with respect to Borrower or any of asset of Borrower;

(m) Postpetition Lien. The occurrence or threat of the occurrence of any restriction, limitation, or cessation of either the validity, scope, existence, first and senior priority, perfection, or enforceability of the Lien in favor of Lender securing the Obligations for any reason.

8. **EFFECT.** In the event of a conflict between the terms and provisions of this Addendum and the terms and provisions of the Loan Agreement, the terms and provisions of this

Addendum shall govern. In all other respects, the Loan Agreement, as amended and supplemented hereby, remain in full force and effect.

9. **COUNTERPARTS; EFFECTIVENESS.** This Addendum may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered is deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Addendum. This Addendum is a Loan Document and is subject to all the terms and conditions, and entitled to all the protections, applicable to Loan Documents generally.

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IN WITNESS WHEREOF, the parties have executed this Addendum as of the day and year first above written.

BORROWER:

POINT.360, a California corporation, as debtor and debtor in possession

By: ______________________
Name: ______________________
Title: ______________________

LENDER:

AUSTIN FINANCIAL SERVICES, INC.

By: ______________________
Name: ______________________
Title: ______________________

IN WITNESS WHEREOF, the parties have executed this Addendum as of the day and year first above written.

BORROWER:

POINT.360, a California corporation, as debtor and debtor in possession

By: ______________________
Name: ______________________
Title: ______________________

LENDER:

AUSTIN FINANCIAL SERVICES, INC.

By: [signature]
Name: Lance Gillis
Title: SVP, Portfolio

EXHIBIT 2

BUDGET

AFS AUSTIN FINANCIAL SERVICES	**SCHEDULE B TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT** **CERTAIN CREDIT TERMS**	**POINT.360, a California corporation, as "Borrower"**

Amended and Restated Loan and Security Agreement Section	**Credit Terms**
Section A – Total Commitment	$3,000,000.00
Section B – Exceptions to Concentration Limit:	Concentration limits for certain Account Debtors: (a) Disney: 50% (b) Warner Bros.: 50% (c) Twentieth Century Fox: 50%
Section 2.1 – Line of Credit Commitment:	$3,000,000.00
Section 2.1 – Accounts Advance Rate:	85% of Eligible Accounts Receivable
Section 2.6(a) – Annual Facility Fee:	(A) The difference equal to (i) one percent (1.00%) of the Line of Credit Commitment due and payable as of the date of the first Advance after the Petition Date and (ii) the amount of the Annual Facility Fee paid on July 1, 2017, and (B) one percent (1.00%) of the Line of Credit Commitment due and payable as of the date of the renewal at the first anniversary date after the Closing Date (if any) and each anniversary date thereafter (if any)
Section 2.6(b) – Unused Line Fee Percentage:	0.00%
Section 2.6(d) – Collateral Management Fee Percentage:	0.65%
Section 2.6(e) -- Line of Credit Termination and/or Reduction Fees:	N/A
Section 2.7(a) – Interest Rate:	The Interest Rate for all Advances shall be the sum of the Prime Rate plus one and one half percent (1.50%).
Section 2.7(c) – Minimum Interest:	$3,000.00, inclusive of interest and fees earned on the Line of Credit.

Amended and Restated Loan and Security Agreement Section	**Credit Terms**
Section 2.7(d) – Clearance Days:	Four (4) Business Days
Section 2.7(f)(i) – Minimum Interest Rate for Advances:	Four and one-half percent (4.50%) per annum
Section 5.9 Financial Statements Delivered at Closing:	Audited financial statements for its fiscal year ended June 30, 2015, and Borrower prepared financial statements for the fiscal-year-to-date period ended March 31, 2016.
Section 6.3(f) – Annual Financial Statements:	Audited
Section 9.1 – Initial Maturity Date:	October 31, 2018